Exhibit 99.1

Datalink Corporation (ticker: DTLK, exchange: Nasdaq) News Release – October 17, 2007

DATALINK REPORTS 2007 THIRD-QUARTER OPERATING RESULTS

Third Quarter 2007 Sales Rise 38 Percent over 2006

MINNEAPOLIS – October 17, 2007 - Datalink Corporation (Nasdaq: DTLK), a leading independent information storage architect, reported results for its third quarter and nine months ended September 30, 2007. Revenues for the quarter ended September 30, 2007, were $45.8 million compared to $33.2 million for the prior-year period and $40.3 million in the second quarter of 2007. Revenues for the nine months ended September 30, 2007, were $127.1 million compared to $107.3 million for the prior-year period. Datalink’s results for the third quarter and the first nine months of 2007 include three and eight months of Midrange Computer Solutions, Inc. (MCSI) results of operations, respectively, following the acquisition which closed on January 31, 2007.

GAAP Results

On a GAAP basis, the company reported net earnings of $844,000, or $0.07 per diluted share for the third quarter ended September 30, 2007. This compares to net earnings of $1.3 million, or $0.11 per diluted share, in the third quarter of 2006. For the nine months ended September 30, 2007, the company reported a net loss of $221,000, or $0.02 per diluted share, compared to net earnings of $4.1 million, or $0.38 per diluted share, in the first nine months of 2006.

Non-GAAP Results

Non-GAAP net earnings for the third quarter of 2007 was $1.1 million, or $0.09 per diluted share, compared to non-GAAP net earnings of $790,000 or $0.07 per diluted share, in the third quarter of 2006. For the nine months ended September 30, 2007, the company reported non-GAAP net earnings of $898,000, or $0.07 per diluted share, compared to net earnings of $2.6 million, or $0.23 per diluted share, in the first nine months of 2006.

“Overall, we are pleased with our results for the quarter. We were able to return to profitability and we made good progress against the key initiatives that we outlined earlier in the year,” commented Charlie Westling, Datalink’s president and chief executive officer.

“These initiatives include:

•            Increasing employee productivity. Employee productivity, as measured by gross profit dollars per employee, increased 17 percent in the third quarter over the second quarter of this year;

•            Completing the integration and realignment of our field engineering and customer support teams. Our total services revenue was over $18.1 million in the third quarter which represented the highest quarterly amount in the company’s history, and our professional services revenue was also at a record quarterly high; and

•            Increasing new customer activity. Nine new customers each generated more than $100,000 of revenue in the third quarter, in part due to the success of marketing and lead generation campaigns that we launched earlier in the year.”

Highlights for the third quarter of 2007 included:

•            An increase in overall gross profit margin to 25.9 percent in the third quarter compared to 25.2 percent in the second quarter of 2007 and 24.1 percent in the first quarter of 2007; this increase was driven primarily by higher margin Datalink-delivered professional services revenue;

•            Operating income margin, on a GAAP basis, increased to 2.5 percent in the third quarter versus a margin loss of 0.2 percent in the second quarter of this year. The combination of stronger revenue growth and continued improvement in expense management led to the increased operating margin;  and

•            Cash and cash equivalents remained strong, totaling $22.1 million at September 30, 2007.

Outlook

The company ended the quarter with a backlog of $25 million, compared to $30 million at the end of the second quarter of 2007. The decrease in backlog is attributed to soft bookings activity in August and the first part of September. “We saw an increase in bookings activity the last few weeks of September, and the first few weeks of October, and we are cautiously optimistic that we will see more aggressive storage spending over the rest of the quarter as many of our customers take advantage of the availability of year end budget dollars. The combination of these factors leads us to believe that we will see sequential growth in the fourth quarter,”

continued Westling. The company expects revenue between $47 million and $52 million, with GAAP net earnings to be between $0.06 to $0.11 per diluted share in the fourth quarter of 2007. On a non-GAAP basis, the company expects fourth quarter earnings per share to be in the range of $0.08 to $0.13 per diluted share. Non-GAAP earnings per share exclude the effect of particular purchase accounting adjustments to deferred revenue, stock-based compensation expense, amortization of intangible assets, and the related effects on income taxes. The company estimates this total effect will be $.02 per diluted share for the quarter.

Conference Call and Webcast Today

Datalink will hold a conference call today at 4:30 p.m. Central Time to discuss the third quarter results. Those wishing to participate can access the call by dialing (866) 863-7084 (no later than 4:25 p.m. Central Time). Participants will be asked to identify the Datalink conference call and provide the designated identification number (18597430). A live webcast of the conference call can be heard via Datalink’s website at www.datalink.com.

About Datalink

Datalink Corporation is an information storage architect. The company analyzes, designs, implements and supports information storage infrastructures that store, protect and provide continuous access to information. Datalink’s specialized capabilities and solutions span storage area networks, network-attached storage, direct-attached storage and IP-based storage, using industry-leading hardware, software and technical services.

Forward Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. This press release contains forward-looking statements, including our internal projections of anticipated 2007 results, which reflect our views regarding future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including those identified below, which could cause actual results to differ materially from historical results or those anticipated. The words “aim, “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions which indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending upon a variety of factors, including, but not limited to:  the level of continuing demand for storage, including the effects of economic conditions; competition and pricing pressures and timing of our installations that may adversely affect our revenues and profits; fixed employment costs that may impact profitability if we suffer revenue shortfalls; revenue recognition policies that may unpredictably defer reporting of our revenues; our ability to hire and retain key technical and sales personnel; our dependence on key suppliers; our ability to adapt to rapid technological change; risks associated with integrating our MCSI acquisition and possible future acquisitions; fluctuations in our quarterly operating results; future changes in applicable accounting rules; and volatility in our stock price. We may not achieve significant future revenues from one of our customers that accounted for approximately 12 percent of our first quarter 2007 revenues. Further, our revenues for any particular quarter are not necessarily reflected by our backlog of contracted orders, which also may fluctuate unpredictably. In addition, we cannot assure that we will successfully and profitably integrate MCSI’s customers and personnel into our business or increase our gross margins with MCSI’s historical customers and prospects.

Non-GAAP Details

Non-GAAP financial measures exclude the impact from purchase accounting adjustments to deferred revenue, stock-based compensation expense, amortization of intangible assets, integration costs related to acquisitions, the reversal of the income tax valuation allowance and the related effects on income taxes. The 2006 results also reflect the impact of each quarter being fully taxed at an effective rate of 43%. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Datalink believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Datalink’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Datalink’s results of operations in conjunction with the corresponding GAAP measures.

These non-GAAP financial measures facilitate management’s internal comparisons to the Datalink’s historical operating results and comparisons to competitors’ operating results. We include these non-GAAP financial measures in our earnings announcement because we believe they are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making, such as employee compensation planning. Datalink believes that the presentation of these non-GAAP measures when shown in conjunction with the corresponding GAAP measures provides useful information to investors and management regarding financial and business trends relating to its financial condition and results of operations.

# # #

Company contacts:

Investor Relations:	Analyst Contact:
Kim Payne	Greg Barnum
Investor Relations Coordinator	Chief Financial Officer
Phone: 952-279-4794	Phone: 952-279-4816
Fax: 952-944-7869
e-mail: einvestor@datalink.com
web site: www.datalink.com

DATALINK CORPORATION

STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Net sales:
Products	$27,705	$22,163	$79,617	$76,387
Services	18,143	11,010	47,480	30,903
Total net sales	45,848	33,173	127,097	107,290

Cost of sales:
Cost of product sales	20,989	16,625	60,760	57,784
Cost of service sales	13,002	7,621	34,459	21,587
Total cost of sales	33,991	24,246	95,219	79,371
Gross profit	11,857	8,927	31,878	27,919
Operating expenses:
Sales and marketing	5,543	3,893	16,134	11,997
General and administrative	2,773	2,392	8,950	7,722
Engineering	2,238	1,575	6,890	4,517
Integration costs	—	—	442	—
Amortization of intangibles	178	—	550	—
	10,732	7,860	32,966	24,236
Earnings (loss) from operations	1,125	1,067	(1,088)	3,683
Interest income	252	189	700	439
Earnings (loss) before income taxes	1,377	1,256	(388)	4,122
Income tax expense (benefit)	533	—	(167)	—
Net earnings (loss)	$844	$1,256	$(221)	$4,122

Net earnings (loss) per common share:
Basic	$0.07	$0.12	$(0.02)	$0.39
Diluted	$0.07	$0.11	$(0.02)	$0.38
Weighted average common shares outstanding:
Basic	12,292	10,845	12,106	10,663
Diluted	12,476	11,410	12,106	10,957

DATALINK CORPORATION

BALANCE SHEETS

(In thousands)

	September 30,	December 31,
	2007	2006
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$22,099	$22,900
Accounts receivable, net	18,720	22,195
Inventories	2,589	1,593
Deferred customer support contract costs	35,097	25,876
Inventories shipped but not installed	6,385	3,502
Current deferred income taxes	1,645	1,442
Other current assets	377	225
Total current assets	86,912	77,733
Property and equipment, net	2,473	1,942
Goodwill	17,680	5,500
Intangibles, net	3,788	—
Deferred income taxes	—	1,320
Other assets	346	354
Total assets	$111,199	$86,849

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$22,487	$19,753
Accrued commissions	1,374	1,734
Accrued income taxes	5	200
Accrued sales and use tax	950	785
Accrued expenses, other	2,052	1,775
Sublease reserve current	341	360
Deferred revenue from customer support contracts	45,689	33,472
Total current liabilities	72,898	58,079
Deferred rent	186	167
Deferred income tax liability	512	—
Sublease reserve non-current	1,029	1,281
Total liabilities	74,625	59,527

Commitments and contingencies

Stockholders’ equity
Common stock, $.001 par value, 50,000,000 shares authorized, 12,466,818 and 11,228,890 shares issued and outstanding as of September 30, 2007 and December 31, 2006, respectively	12	11
Additional paid-in capital	39,016	29,544
Accumulated deficit	(2,454)	(2,233)
Total stockholders’ equity	36,574	27,322
Total liabilities and stockholders’ equity	$111,199	$86,849

DATALINK CORPORATION

RECONCILIATION  BETWEEN GAAP AND NON-GAAP NET INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Net earnings (loss) on a GAAP basis	$844	$1,256	$(221)	$4,122
Adjustments:

Purchase accounting adjustment to deferred revenue	176	—	587	—
Total gross margin adjustments	176	—	587	—

Stock based compensation expense included in sales and marketing	$49	6	125	12
Stock based compensation expense included in general and administrative	73	47	244	123
Stock based compensation expense included in engineering	4	8	15	16
Integration costs	—	—	442	—
Amortization of intangible assets	178	—	550	—
Total operating expense adjustments	304	61	1,376	151

Reversal of tax valuation allowance	—	—	—	—
Income tax effect	(251)	(527)	(844)	(1,709)

Non-GAAP net earnings (loss)	$1,073	$790	$898	$2,564

Non-GAAP net earnings (loss) per share - Basic	$0.09	$0.07	$0.07	$0.24
Non-GAAP net earnings (loss) per share - Diluted	$0.09	$0.07	$0.07	$0.23

Shares used in non-GAAP per share calculation - Basic	12,292	10,845	12,106	10,663
Shares used in non-GAAP per share calculation - Diluted	12,476	11,410	12,405	10,957

DATALINK CORPORATION

STATEMENT OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2007	2006

Cash flows from operating activities:
Net earnings (loss)	$(221)	$4,122
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities:
Provision for bad debts	33	27
Depreciation	800	758
Amortization of intangibles	550	—
Deferred income taxes	(239)	—
Deferred rent	19	(88)
Amortization of sublease reserve	(271)	(233)
Stock based compensation expense	383	193
Loss on disposal of assets	38	—
Changes in operating assets and liabilities, net of effects from purchase of MCSI:
Accounts receivable	4,706	8,298
Inventories	(78)	126
Deferred customer support contract costs/revenues, net	2,598	1,259
Accounts payable	(5,704)	(8,145)
Accrued expenses	(591)	(485)
Other	(50)	86
Net cash provide by (used in) operating activities	1,973	5,918

Cash flows from investing activities:
Purchase of property and equipment	(1,074)	(470)
Payment for purchase of MCSI, net of cash acquired	(1,837)	—
Net cash used in investing activities	(2,911)	(470)

Cash flows from financing activities:
Proceeds from issuance of common stock	277	2,313
Tax withholding payments reimbursed by restricted stock	(140)	—
Net cash provided by financing activities	137	2,313

Increase in cash and cash equivalents	(801)	7,761
Cash and cash equivalents, beginning of period	22,900	13,434
Cash and cash equivalents, end of period	$22,099	$21,195